Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of ABB Ltd pertaining to the Power-One, Inc., Amended and Restated 2004 Stock Incentive Plan and  the Power-One, Inc., Amended and Restated 1996 Stock Incentive Plan of our reports dated March 14, 2013, with respect to the consolidated financial statements of ABB Ltd and the effectiveness of internal control over financial reporting of ABB Ltd, included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG

Zurich, Switzerland
July 25, 2013